Exhibit (h)(15)

EXHIBIT A

Revised November 3, 2026

to the

SUBLICENSE

AGREEMENT

Dated September 8, 2026

between EXCHANGE

LISTED FUNDS TRUST

and

EXCHANGE TRADED

CONCEPTS, LLC

Indices:	Akros Korea Semiconductor Index
Akros CPU Index
Akros Space Data Center & Infrastructure Index

Funds:	KICK Korea Semiconductor Index ETF
KICK CPU Index ETF
KICK Space Data Center & Infrastructure Index ETF

Exchange Listed Funds Trust:	Exchange Traded Concepts, LLC

/s/ Richard Malinowski	/s/ Richard Malinowski
Richard Malinowski, President	Richard Malinowski, Co-CEO